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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

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                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 2-80756




                          Indepro Property Fund I, L.P.
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             (Exact name of registrant as specified in its charter)



               600 Dresher Road, Horsham, PA 19044 (215) 956-0400
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                          Limited Partnership Interests
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            (Title of each class of securities covered by this Form)



                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)


         Please place an X in the box (es) to designate the appropriate rule provision (s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4 (a) (1) (i)    [  ]     Rule 12h-3 (b) (1) (ii)     [X]
       Rule 12g-4 (a) (1) (ii)   [  ]     Rule 12h-3 (b) (2) (i)      [ ]
       Rule 12g-4 (a) (2) (i)    [  ]     Rule 12h-3 (b) (2) (ii)     [ ]
       Rule 12g-4 (a) (2) (ii)   [  ]     Rule 15d-6                  [ ]
       Rule 12h-3 (b) (1) (i)    [ ]

         Approximate number of holders of record as of the certification or notice date: -0-

         Pursuant to the requirements of the Securities Exchange Act of 1934 Indepro Property Fund I, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        INDEPRO PROPERTY FUND I, L.P.
                                        By: INDEPRO PROPERTY FUND I, CORP.,
                                            General Partner


Date:  August 13, 1998                         By: /s/ Ann M. Strootman
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                                                   Ann M. Strootman, Controller